Exhibit 99.1

The TJX Companies, Inc. Reports Q1 FY22 Results Well Above Plan With Overall Open-Only Comp Store Sales Up 16% Versus Q1 FY20 and Earnings Per Share Of $.44

  Q1 FY22 overall open-only comp store sales increased 16% compared to Q1 FY20
  Q1 FY22 diluted earnings per share were $.44
  Q1 FY22 net sales were $10.1 billion, an increase of 129% compared to Q1 FY21 and an increase of 9% compared to Q1 FY20
  The Company estimates that temporary store closures for approximately 14% of the first quarter, primarily stores in Europe and Canada, negatively impacted Q1 FY22 sales by approximately $1.1 billion to $1.2 billion and EPS by approximately $.21 to $.24 (see below)
  In April, redeemed $750 million of debt at par that was due to mature in June 2021
  Announcing make-whole calls that will reduce outstanding debt by an additional $2.0 billion (see below)
  For the start of Q2 FY22, overall open-only comp store sales trends remain similar to Q1 FY22

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 19, 2021--The TJX Companies, Inc. (NYSE: TJX), the leading off-price apparel and home fashions retailer in the U.S. and worldwide, today announced sales and operating results for the first quarter ended May 1, 2021. Net sales for the first quarter of Fiscal 2022 were $10.1 billion, an increase of 129% versus the first quarter of Fiscal 2021 in which stores were closed for approximately 50% of the quarter due to the COVID-19 global pandemic (see table below). Net sales for the first quarter of Fiscal 2022 increased 9% versus the first quarter of Fiscal 2020. Overall open-only comp store sales (defined below) increased 16% compared to the first quarter of Fiscal 2020. Net income for the first quarter was $534 million and diluted earnings per share were $.44.

The Company’s results for the first quarter of Fiscal 2022 were negatively impacted by the temporary closure of some of its stores due to the COVID-19 global pandemic. Although the Company’s stores in the U.S. were open for the first quarter, stores in Europe were closed for approximately 76% of the first quarter and stores in Canada were closed for about 25% of the quarter. In total, the Company had stores closed for approximately 14% of the first quarter due to the COVID-19 global pandemic (see table below). The Company estimates that these European and Canadian closures may have resulted in approximately $1.1 billion to $1.2 billion in lost sales during the first quarter of Fiscal 2022. This range of estimated lost sales assumes all European and Canadian stores operated at similar open-only comp store sales trends as the fourth quarter of Fiscal 2021 and first quarter of Fiscal 2022. Based on management’s estimate of profit dollars on this range of lost sales, the Company estimates that first quarter Fiscal 2022 earnings per share were negatively impacted by approximately $.21 to $.24.

CEO and President Comments

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am extremely pleased with our first quarter results, with overall open-only comp store sales up 16% and earnings per share of $.44, both well above our plan. I want to recognize the excellent work of our global Associates across the organization, especially our store and distribution center Associates who are physically coming into work to bring great values to our customers. Once again, we saw phenomenal performance in our home businesses across all of our divisions. We also saw strong open-only comp store sales increases in many other categories and positive open-only comp store sales in overall apparel, which we believe benefitted from consumers beginning to resume more normal activities. Our U.S. divisions delivered outstanding double-digit open-only comp store sales increases, and sales at our international divisions were very strong when their stores were permitted to be open. Clearly, our treasure-hunt shopping experience, eclectic mix of merchandise, and great brands and values continue to resonate with shoppers across our geographies. As we start the second quarter, overall open-only comp store sales trends remain similar to the first quarter. While the environment remains uncertain, particularly internationally, we are convinced we are strongly positioned as we emerge from this health crisis. Looking ahead, we see numerous opportunities to capture additional market share around the world and are excited about the runway for growth we see for TJX.”

Sales by Business Segment

The Company’s open-only comp store sales and net sales by division in the first quarter were as follows:

	First Quarter FY2022 Open-Only Comp Store Sales Versus FY2020[1,2,3]	First Quarter Net Sales ($ in millions)[4,5]
		FY2022	FY2021	FY2020

Marmaxx (U.S.)[6,7]	+12%	$6,640	$2,698	$5,802
HomeGoods (U.S.)[8]	+40%	$2,142	$760	$1,397
TJX Canada	+9%	$766	$380	$848
TJX International (Europe & Australia)	+11%	$539	$572	$1,231

TJX	+16%	$10,087	$4,409	$9,278

1This measure reports the sales increase or decrease of these stores for the days the stores were open in the first quarter of Fiscal 2022 against sales for the same days in Fiscal 2020, prior to the emergence of the pandemic, which the Company believes is a more useful comparison than against the first quarter of Fiscal 2021. 2Open-only comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 3Open-only comparable store sales exclude e-commerce sites (tjmaxx.com, marshalls.com, sierra.com, and tkmaxx.com) and include Sierra stores. 4Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. 5Figures may not foot due to rounding. 6Combination of T.J. Maxx and Marshalls. 7Net sales include Sierra’s e-commerce and store sales. 8Includes Homesense stores in the U.S.

Margins

For the first quarter of Fiscal 2022, the Company’s consolidated pretax profit margin was 7.2%. The Company’s merchandise margin was up slightly compared to the first quarter of Fiscal 2020. Merchandise margin improvement versus Fiscal 2020 was due to strong markon and lower markdowns, mostly offset by higher freight costs.

Cash and Dividend Update

The Company ended the first quarter of Fiscal 2022 with $8.8 billion of cash. The Company declared a quarterly dividend of $.26 in the first quarter of Fiscal 2022 and expects to declare a similar dividend in the second quarter of Fiscal 2022, subject to Board approval.

Redemption of Senior Notes

In April 2021, the Company redeemed its $750 million principal outstanding, 2.75% Notes due June 15, 2021 at par. Today, the Company is also announcing make-whole calls for its $1.25 billion principal outstanding, 3.50% Notes due April 15, 2025, and its $750 million principal outstanding, 3.75% Notes due April 15, 2027. These make-whole calls are expected to settle on June 4, 2021, and once completed are expected to result in a pre-tax debt extinguishment charge of approximately $250 million in the second quarter of Fiscal 2022. The result of these three debt redemptions once completed are expected to be a $2.75 billion reduction of outstanding debt since the beginning of Fiscal 2022 and more than $90 million of annualized interest expense savings.

Inventory

Total inventories as of May 1, 2021, were $5.1 billion, compared with $4.9 billion at the end of the first quarter last year. Overall product availability in the marketplace remains excellent and the Company has continued to flex its buying to the categories with the strongest demand. The Company is well positioned to deliver a fresh assortment of merchandise to its stores and e-commerce sites throughout the summer season.

Q1 Fiscal 2022 and Q1 Fiscal 2021 Store Closures by Region (in percent of store days closed)

Region	Q1 FY22	Q1 FY21
U.S.	0%	50%
Canada	25%	53%
Europe	76%	49%
Australia	2%	49%
Total TJX	14%	50%

Temporary Store Closings

The Company currently has approximately 300 stores that are temporarily closed due to government mandates in response to the COVID-19 global pandemic. All of these stores are located in Canada and Europe. At this time, the Company expects its stores in Canada and Europe will be temporarily closed for an estimated 17% and 7% of the second quarter of Fiscal 2022, respectively. In total, based on the restrictions currently in place, the Company expects its stores to be closed for approximately 3% of the second quarter of Fiscal 2022. All of the Company’s e-commerce businesses remain open.

Fiscal 2022 Open-Only Comp Store Sales

Due to the temporary closing of stores as a result of the COVID-19 global pandemic, the Company’s historical definition of comp store sales is not applicable for the first quarter of Fiscal 2022. In order to provide a performance indicator for its stores as they reopen, the Company has been temporarily reporting a new sales measure: open-only comp store sales. The Company’s open-only comp store sales calculation includes stores initially classified as comp stores at the beginning of Fiscal 2021. This measure reports the sales increase or decrease of these stores for the days the stores were open in the first quarter of Fiscal 2022 against sales for the same days in Fiscal 2020, prior to the emergence of the global pandemic.

Outlook

For the start of the second quarter of Fiscal 2022, overall open-only comp store sales trends remain similar to the first quarter. In the second quarter of Fiscal 2022, the Company expects total sales, pretax margin, and earnings per share to be negatively impacted from the temporary store closings described above. Due to the continued uncertainty of the current environment, the Company is not providing financial guidance at this time.

Stores by Concept

During the first quarter ended May 1, 2021, the Company increased its store count by 67 stores to a total of 4,639 stores and increased square footage by 1% versus the previous quarter.

	Store Locations[1]		Gross Square Feet[2]
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,271	1,282	34.8	35.0
Marshalls	1,131	1,147	32.4	32.7
HomeGoods	821	843	19.1	19.6
Sierra	48	52	1.0	1.1
Homesense	34	39	0.9	1.0
In Canada:
Winners	280	284	7.7	7.8
HomeSense	143	143	3.3	3.3
Marshalls	102	103	2.7	2.7
In Europe:
T.K. Maxx	602	604	16.9	17.0
Homesense	78	78	1.5	1.5
In Australia:
T.K. Maxx	62	64	1.3	1.4

TJX	4,572	4,639	121.6	123.1

1Store counts above include both banners within a combo or a superstore. Includes stores that were or are temporarily closed due to COVID-19.
2Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of May 1, 2021, the end of the Company’s first quarter, the Company operated a total of 4,639 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and four e-commerce sites. These include 1,282 T.J. Maxx, 1,147 Marshalls, 843 HomeGoods, 52 Sierra, and 39 Homesense stores, as well as tjmaxx.com, marshalls.com, and sierra.com, in the United States; 284 Winners, 143 HomeSense, and 103 Marshalls stores in Canada; 604 T.K. Maxx and 78 Homesense stores, as well as tkmaxx.com, in Europe; and 64 T.K. Maxx stores in Australia. TJX’s press releases and financial information are available at TJX.com.

First Quarter Fiscal 2022 Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s first quarter Fiscal 2022 results, operations, and business trends. A real-time webcast of the call will be available to the public at TJX.com. A replay of the call will also be available by dialing (866) 367-5577 (U.S. only) or (203) 369-0233 through Wednesday, May 26, 2021, or at TJX.com.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of TJX.com after they are no longer available by telephone, as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at TJX.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the ongoing COVID-19 pandemic and associated containment and remediation efforts; execution of buying strategy and inventory management; various marketing efforts; customer trends and preferences; competition; operational and business expansion; management of large size and scale; merchandise sourcing and transport; labor costs and workforce challenges; personnel recruitment, training and retention; data security and maintenance and development of information technology systems; corporate and retail banner reputation; cash flow; expanding international operations; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; real estate activities; inventory or asset loss; economic conditions and consumer spending; market instability; serious disruptions or catastrophic events; disproportionate impact of disruptions in the second half of the fiscal year; commodity availability and pricing; adverse or unseasonable weather; fluctuations in currency exchange rates; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; quality, safety and other issues with our merchandise; tax matters; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020

Net sales	$10,086,661	$4,408,888

Cost of sales, including buying and occupancy costs	7,255,635	4,414,465
Selling, general and administrative expenses	2,064,992	1,313,920
Interest expense, net	44,688	23,351

Income (loss) before income taxes	721,346	(1,342,848)
(Provision) benefit for income taxes	(187,416)	455,359

Net income (loss)	$533,930	$(887,489)

Diluted earnings (loss) per share	$0.44	$(0.74)

Cash dividends declared per share	$0.26	$—

Weighted average common shares – diluted	1,221,517	1,197,809

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	May 1, 2021	May 2, 2020

ASSETS
Current assets:
Cash and cash equivalents	$8,775.5	$4,287.8
Accounts receivable and other current assets	1,061.7	581.2
Merchandise inventories	5,114.6	4,945.7
Federal, state and foreign income taxes recoverable	64.2	481.6

Total current assets	15,016.0	10,296.3

Net property at cost	5,067.8	5,201.7

Operating lease right of use assets	9,121.6	9,073.9
Goodwill	99.3	94.5
Other assets	996.7	748.8

TOTAL ASSETS	$30,301.4	$25,415.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,433.3	$1,071.2
Accrued expenses and other current liabilities	3,823.1	2,199.1
Current portion of operating lease liabilities	1,650.6	1,399.3

Total current liabilities	9,907.0	4,669.6

Other long-term liabilities	1,033.2	786.0
Non-current deferred income taxes, net	33.9	113.2
Long-term operating lease liabilities	7,853.2	7,914.8
Long-term debt	5,334.9	7,192.4

Shareholders’ equity	6,139.2	4,739.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,301.4	$25,415.2

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$533.9	$(887.5)
Depreciation and amortization	215.4	219.5
Deferred income tax (benefit)	(16.2)	(48.5)
Share-based compensation	50.5	(11.5)
(Increase) decrease in accounts receivable and other assets	(144.7)	170.8
(Increase) in merchandise inventories	(750.6)	(136.0)
(Increase) in income taxes recoverable	(27.9)	(434.7)
(Decrease) in accounts payable	(410.2)	(1,567.6)
Increase (decrease) in accrued expenses and other liabilities	216.0	(591.5)
(Decrease) increase in net operating lease liabilities	(50.3)	65.6
Other	(48.6)	60.9
Net cash (used in) operating activities	(432.7)	(3,160.5)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(225.3)	(210.5)
Purchase of investments	(7.3)	(14.8)
Sales and maturities of investments	7.7	4.2
Net cash (used in) investing activities	(224.9)	(221.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on debt	(750.0)	—
Proceeds from long-term debt	—	4,988.5
Payments for debt issuance expenses	—	(33.9)
Payments for repurchase of common stock	—	(201.5)
Cash dividends paid	(315.2)	(278.3)
Proceeds from issuance of common stock	36.5	37.4
Other	(24.4)	(21.8)
Net cash (used in) provided by financing activities	(1,053.1)	4,490.4

Effect of exchange rate changes on cash	16.6	(37.8)

Net (decrease) increase in cash and cash equivalents	(1,694.1)	1,071.0
Cash and cash equivalents at beginning of year	10,469.6	3,216.8

Cash and cash equivalents at end of period	$8,775.5	$4,287.8

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020
Net sales:
In the United States:
Marmaxx	$6,640,486	$2,697,779
HomeGoods	2,141,756	759,865
TJX Canada	765,536	379,636
TJX International	538,883	571,608
Total net sales	$10,086,661	$4,408,888

Segment profit (loss):
In the United States:
Marmaxx	$824,855	$(709,669)
HomeGoods	251,602	(153,703)
TJX Canada	71,577	(97,181)
TJX International	(221,558)	(258,617)
Total segment profit (loss)	926,476	(1,219,170)

General corporate expense	160,442	100,327
Interest expense, net	44,688	23,351
Income (loss) before income taxes	$721,346	$(1,342,848)

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  The novel coronavirus ("COVID-19") was first identified in December 2019 before spreading worldwide. In response to the COVID-19 pandemic, the Company temporarily closed all of its stores, online businesses, distribution centers and offices in March 2020. As of May 18, 2021, the Company had approximately 300 stores, primarily in Europe and Canada, that were temporarily closed due to government mandates in response to the COVID-19 pandemic. All of the Company’s e-commerce business throughout the first quarter of fiscal 2022 remained open, including tkmaxx.com in the U.K. Our results for the first quarter of fiscal 2022 and fiscal 2021 were negatively impacted by the temporary closures of our stores. These and other factors have had and may continue to have a material impact on our business, results of operations, financial position and liquidity.
  In April 2021, the Company redeemed $750 million of its 2.75% Notes due June 15, 2021 at par. The Company is also announcing today make-whole calls for its $1.25 billion principal outstanding 3.50% Notes due April 15, 2025, and its $750 million principal outstanding 3.75% Notes due April 15, 2027, both of which were issued in the first quarter of fiscal 2021. These make-whole calls are expected to settle on June 4, 2021 and once completed are expected to result in a pre-tax debt extinguishment charge of approximately $250 million in the second quarter of fiscal 2022.
  The Company declared a quarterly dividend on our common stock of $0.26 per share in the first quarter of fiscal 2022. No dividends were declared in the first quarter of fiscal 2021.
  The Company suspended its share buyback program in the first quarter of fiscal 2021 in light of the COVID-19 pandemic.

Contacts

Debra McConnell
Global Communications
(508) 390-2323